Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-194391 on Form S-1 of our report dated August 29, 2013 (March 6, 2014 as to the effects described in the Earnings Per Share section of Note 1), relating to the consolidated financial statements and financial statement schedules of LVB Acquisition, Inc. and subsidiaries appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Indianapolis, Indiana
April 11, 2014